                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in Amendment No. 1 to Registration Statement No. 333-48107 of Com21, Inc. on Form S-1 of our report dated January 16, 1998 (March 10, 1998 as to the first through fifth paragraphs of Note 11; April 22, 1998 as
to the last two paragraphs of Note 11; and           , 1998 as to the sixth
paragraph of Note 11) appearing in the Prospectus, which is part of the Registration Statement.


     We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

San Jose, California
            , 1998
                          ---------------------------


     The financial statements of Com21, Inc. included in the Prospectus have been adjusted to give effect to the one-for-two reverse common and convertible preferred stock split which is to occur upon the effectiveness of the Registration Statement. The above consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of such reverse split, which is described in the sixth paragraph of Note 11 to the financial statements, and assuming that, from April 22, 1998 to the date of such reverse split, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.


DELOITTE & TOUCHE LLP

San Jose, California

April 22, 1998